Exhibit (d)(2)


                  AMENDMENT TO INVESTMENT MANAGEMENT AGREEMENT

     This Amendment, dated and effective as of December 19, 2000, is made and entered into by and between Bailard, Biehl & Kaiser International Fund Group, Inc., a Maryland corporation (the "Company"), and Bailard, Biehl & Kaiser, Inc., a California corporation (the "Adviser").

     WHEREAS, the Company and the Adviser have previously entered into an Investment Management Agreement dated as of October 1, 1993 (the "Investment Management Agreement") pursuant to which the Adviser manages the Bailard, Biehl & Kaiser International Bond Fund series (formerly the Fixed-Income Fund series) of the Company (the "Bond Fund");

     WHEREAS, the name of the Bond Fund has been changed to "Bailard, Biehl & Kaiser Bond Opportunity Fund";

     WHEREAS, the Company and the Adviser wish to amend Appendix A of the Investment Management Agreement regarding the compensation payable to the Adviser for managing the Bond Fund;

     NOW, THEREFORE, the parties agree as follows:

1. The references to the "Bailard, Biehl & Kaiser International Fixed-Income Fund" and the "Fixed-Income Fund" in the recitals to the Investment Management Agreement shall be changed to the "Bailard, Biehl & Kaiser Bond Opportunity Fund" and the "Bond Fund," respectively.

2. Appendix A is amended to read in full as follows:

                                   APPENDIX A
                       to Investment Management Agreement

                 Equity Fund: 0.95% of average daily net assets

                  Bond Fund: 0.60% of average daily net assets

3. In all other respects, the Investment Management Agreement is affirmed without change.

     IN WITNESS WHEREOF, the parties have executed this Amendment with intent to be bound hereby.


BAILARD, BIEHL & KAISER
INTERNATIONAL FUND GROUP, INC.                     BAILARD, BIEHL & KAISER, INC.
By: /s/ Barbara V. Bailey                          By: /s/ Barbara V. Bailey
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        Barbara V. Bailey                                  Barbara V. Bailey